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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM 8-K

                               ----------------

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                                 DATE OF REPORT
                                  MAY 20, 1998

                              NUEVO ENERGY COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                   0-10537                  76-0304436
      (STATE OR OTHER       (COMMISSION FILE NUMBER)      (I.R.S. EMPLOYER
      JURISDICTION OF                                  IDENTIFICATION NUMBER)
     INCORPORATION OR
       ORGANIZATION)

                             1331 LAMAR, SUITE 1650
                              HOUSTON, TEXAS 77010
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                 (713) 652-0706
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

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

ITEM 1. CHANGES IN CONTROL OF REGISTRANT

  Not applicable

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

  Not applicable

ITEM 3. BANKRUPTCY OR RECEIVERSHIP

  Not applicable

ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANTS

  Not applicable

ITEM 5. OTHER EVENTS

  Effective January 1, 1998, Nuevo Energy Company (the Company) elected to convert from the full cost method to the successful efforts method of accounting for its investments in oil and gas properties. The Company believes that the successful efforts method of accounting is preferable, as it will provide a fair presentation of the Company's development activities in its core California business and the drilling success of its selective exploration activities, and reflect an impairment in the carrying value of its oil and gas properties only when there has been a permanent decline in their fair value. Accordingly, the financial statements and footnotes included in Item 8 of the Company's 1997 Form 10-K have been restated to conform with successful efforts accounting. The effect, after tax, of the change in accounting method as of December 31, 1997, was a reduction to retained earnings of $64.1 million, primarily attributable to a decrease in net property and equipment and deferred tax liability of $99.2 million and $38.0 million, respectively. The change in accounting method resulted in a decrease in net income of $32.5 million ($1.64 per common share), $0.4 million ($0.02 per common share) and $4.9 million ($0.44 per common share) during 1997, 1996, and 1995, respectively. Had the Company not converted to the successful efforts method, the results of operations for the three months ended March 31, 1998 would have included a pre-tax full cost ceiling test write-down of approximately $250.0 million. The impact of this change in accounting method in 1998 is not practicable to determine.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                         NUMBER
                                                                         ------
Independent Auditors' Report............................................    4
Financial Statements:
Restated Consolidated Balance Sheets as of December 31, 1997 and 1996...    5
Restated Consolidated Statements of Operations for the Years Ended
 December 31, 1997, 1996 and 1995.......................................    6
Restated Consolidated Statements of Changes in Stockholders' Equity for
 the Years Ended December 31, 1997, 1996 and 1995.......................    7
Restated Consolidated Statements of Cash Flows for the Years Ended
 December 31, 1997, 1996 and 1995.......................................    8
Restated Notes to Consolidated Financial Statements.....................    9

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Nuevo Energy Company:

  We have audited the accompanying consolidated balance sheets of Nuevo Energy Company and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nuevo Energy Company and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

  As discussed in note 2 to the consolidated financial statements, the Company has given retroactive effect to the change in accounting for oil and gas properties from the full cost method to the successful efforts method.

                                          /s/ KPMG PEAT MARWICK LLP

Houston, Texas
May 12, 1998

                              NUEVO ENERGY COMPANY

                          CONSOLIDATED BALANCE SHEETS

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                             DECEMBER 31,
                                                         ---------------------
                         ASSETS                            1997*       1996*
                         ------                          ----------  ---------
CURRENT ASSETS:
  Cash and cash equivalents............................. $    9,208  $  13,636
  Accounts receivable...................................     38,196     43,204
  Product inventory.....................................      1,627      2,731
  Prepaid expenses and other............................      9,829      4,067
                                                         ----------  ---------
    Total current assets................................     58,860     63,638
                                                         ----------  ---------
PROPERTY AND EQUIPMENT, at cost:
  Land..................................................     49,469     49,696
  Buildings and improvements............................      5,469      5,304
  Oil and gas properties (successful efforts method)....    984,273    810,598
  Pipeline and other facilities.........................      4,304     46,887
  Gas plant facilities..................................     15,500     41,694
                                                         ----------  ---------
                                                          1,059,015    954,179
Accumulated depreciation, depletion and amortization....   (324,904)  (218,678)
                                                         ----------  ---------
                                                            734,111    735,501
                                                         ----------  ---------
OTHER ASSETS............................................     11,315     18,504
                                                         ----------  ---------
                                                         $  804,286  $ 817,643
                                                         ==========  =========
          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
CURRENT LIABILITIES:
  Accounts payable...................................... $   17,062  $  20,674
  Accrued interest......................................      4,285      4,736
  Accrued drilling costs................................     12,781      7,795
  Accrued lease operating costs.........................      8,891      2,281
  Other accrued liabilities.............................      2,868        406
  Current maturities of long-term debt..................      3,716      5,408
                                                         ----------  ---------
    Total current liabilities...........................     49,603     41,300
                                                         ----------  ---------
OTHER LONG-TERM LIABILITIES.............................      4,018      8,692
LONG-TERM DEBT, NET OF CURRENT MATURITIES...............    305,940    287,038
DEFERRED TAXES..........................................      4,986     19,470
MINORITY INTEREST.......................................         --        704
COMPANY-OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE
 PREFERRED SECURITIES OF NUEVO FINANCING I..............    115,000    115,000
CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock, $1.00 par value, 10,000,000 shares
   authorized; 7% Cumulative Convertible Preferred
   Stock, none issued and outstanding at December 31,
   1997 and 1996........................................         --         --
  Common stock, $.01 par value, 50,000,000 shares
   authorized, 20,237,537 and 19,852,478 shares issued
   at December 31, 1997 and 1996, respectively..........        202        199
  Additional paid-in capital............................    354,296    340,126
  Treasury stock, at cost, 497,372 shares...............    (19,929)        --
  Stock held by benefit trust, 45,119 shares............     (1,244)        --
  Retained earnings (deficit)...........................     (8,586)     5,114
                                                         ----------  ---------
    Total stockholders' equity..........................    324,739    345,439
                                                         ----------  ---------
                                                         $  804,286  $ 817,643
                                                         ==========  =========

--------
* Restated

                See Notes to Consolidated Financial Statements.

                              NUEVO ENERGY COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                    1997*     1996*     1995*
                                                   --------  --------  --------
REVENUES:
  Oil and gas revenues............................ $335,202  $279,859  $102,455
  Gas plant revenues..............................   11,597    34,802    27,183
  Pipeline and other revenues.....................    5,772     6,774     7,222
  Gain on sale of assets, net.....................    1,372     6,008        --
  Interest and other income.......................    3,335     1,614     1,106
                                                   --------  --------  --------
                                                    357,278   329,057   137,966
                                                   --------  --------  --------
COSTS AND EXPENSES:
  Lease operating expenses........................  123,178    93,062    28,873
  Gas plant operating expenses....................   10,220    29,311    22,667
  Pipeline and other operating costs..............    5,243     6,105     4,726
  Exploration costs...............................   11,082     4,571     2,357
  Provision for impairment on assets held for
   sale...........................................   23,942        --        --
  Provision for impairment of oil and gas
   properties.....................................   30,000        --        --
  General and administrative expenses.............   19,822    14,880     5,444
  Outsourcing fees................................   11,984    10,249     5,857
  Depreciation, depletion and amortization........  102,158    75,664    45,233
  Interest expense................................   27,357    36,009    15,389
  Loss on sale of assets, net.....................       --        --       645
  Dividends on Guaranteed Preferred Beneficial
   Interests in Company's Convertible Debentures
   (TECONS).......................................    6,613       165        --
  Other expense...................................    3,019     1,069        45
                                                   --------  --------  --------
                                                    374,618   271,085   131,236
                                                   --------  --------  --------
(Loss) income before income taxes, minority
 interest and extraordinary item..................  (17,340)   57,972     6,730
Income tax (benefit) expense......................   (6,656)   23,965     2,582
Minority interest in (loss) earnings of
 subsidiary.......................................       (8)     (271)       16
                                                   --------  --------  --------
(Loss) income before extraordinary item...........  (10,676)   34,278     4,132
Extraordinary loss on early extinguishment of
 debt, net of income tax benefit of $2,037........    3,024        --        --
                                                   --------  --------  --------
Net (loss) income.................................  (13,700)   34,278     4,132
Dividends on preferred stock......................       --       939     1,472
                                                   --------  --------  --------
(Loss) earnings available to common stockholders.. $(13,700) $ 33,339  $  2,660
                                                   ========  ========  ========
(Loss) earnings per Common share--Basic:
  (Loss) income before extraordinary item (net of
   dividends on preferred stock).................. $  (0.54) $   1.99  $   0.24
  Extraordinary loss on early extinguishment of
   debt, net of income tax benefit................    (0.15)       --        --
                                                   --------  --------  --------
  Net (loss) income............................... $  (0.69) $   1.99  $   0.24
                                                   ========  ========  ========
Weighted average Common shares outstanding........   19,796    16,755    11,057
                                                   ========  ========  ========
(Loss) earnings per Common share--Diluted:
  (Loss) income before extraordinary item......... $  (0.54) $   1.84  $   0.23
  Extraordinary loss on early extinguishment of
   debt, net of income tax benefit................    (0.15)       --        --
                                                   --------  --------  --------
  Net (loss) income............................... $  (0.69) $   1.84  $   0.23
                                                   ========  ========  ========
Weighted average Common and dilutive potential
 Common shares outstanding........................   19,796    18,596    11,355
                                                   ========  ========  ========

--------
* Restated

                See Notes to Consolidated Financial Statements.

                              NUEVO ENERGY COMPANY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                             (AMOUNTS IN THOUSANDS)

                                          PREFERRED
                          COMMON STOCK      STOCK     ADDITIONAL RETAINED             STOCK HELD     TOTAL
                          ------------- -------------  PAID-IN   EARNINGS   TREASURY  BY BENEFIT STOCKHOLDERS'
                          SHARES AMOUNT SHARES AMOUNT  CAPITAL   (DEFICIT)   STOCK      TRUST       EQUITY
                          ------ ------ ------ ------ ---------- ---------  --------  ---------- -------------
January 1, 1995.........  10,768  $108    25    $ 25   $148,309  $ (4,504)  $     --   $    --     $143,938
Cumulative effect of
 change in accounting
 principle, as
 retroactively applied..      --    --    --      --         --   (26,381)        --        --      (26,381)
Exercise of stock
 options and related tax
 benefit................     189     1    --      --      3,123        --         --        --        3,124
Conversion of Preferred
 Stock..................     760     8   (10)    (10)        10        --         --        --            8
Preferred Stock
 dividends..............      --    --    --      --         --    (1,472)        --        --       (1,472)
Net income*.............      --    --    --      --         --     4,132         --        --        4,132
                          ------  ----   ---    ----   --------  --------   --------   -------     --------
December 31, 1995*......  11,717   117    15      15    151,442   (28,225)        --        --      123,349
                          ======  ====   ===    ====   ========  ========   ========   =======     ========
Issuance of Common
 Stock..................   6,384    64    --      --    172,147        --         --        --      172,211
Exercise of stock
 options and related tax
 benefit................     587     6    --      --     14,718        --         --        --       14,724
Issuance of non-employee
 stock options..........      --    --    --      --        244        --         --        --          244
Issuance of warrants....      --    --    --      --      1,575        --         --        --        1,575
Conversion of Preferred
 Stock..................   1,164    12   (15)    (15)        --        --         --        --           (3)
Preferred Stock
 dividends..............      --    --    --      --         --      (939)        --        --         (939)
Net income*.............      --    --    --      --         --    34,278         --        --       34,278
                          ------  ----   ---    ----   --------  --------   --------   -------     --------
December 31, 1996*......  19,852   199    --      --    340,126     5,114         --        --      345,439
                          ======  ====   ===    ====   ========  ========   ========   =======     ========
Exercise of stock
 options and related tax
 benefit................     386     3    --      --     11,332        --         --        --       11,335
Stock put options.......      --    --    --      --      1,630        --         --        --        1,630
Employee stock awards...      --    --    --      --      1,208        --         --        --        1,208
Purchase of Treasury
 Shares.................      --    --    --      --         --        --    (21,173)       --      (21,173)
Stock held by benefit
 trust..................      --    --    --      --         --        --      1,244    (1,244)          --
Net loss*...............      --    --    --      --         --   (13,700)        --        --      (13,700)
                          ------  ----   ---    ----   --------  --------   --------   -------     --------
December 31, 1997*......  20,238  $202    --    $ --   $354,296  $ (8,586)  $(19,929)  $(1,244)    $324,739
                          ======  ====   ===    ====   ========  ========   ========   =======     ========

--------
* Restated

                See Notes to Consolidated Financial Statements.

                              NUEVO ENERGY COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                   YEAR ENDED DECEMBER 31,
                                                 ------------------------------
                                                   1997*      1996*     1995*
                                                 ---------  ---------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net (loss) income.............................  $ (13,700) $  34,278  $  4,132
 Adjustments to reconcile net (loss) income to
  net cash provided by operating activities:
  Depreciation, depletion and amortization.....    102,158     75,664    45,233
  Dry hole costs...............................      9,311      3,145       579
  Amortization of debt financing costs.........      1,513      1,370       365
  Amortization of deferred revenue.............     (3,203)    (4,104)   (5,955)
  Provision for impairment on assets held for
   sale........................................     23,942         --        --
  Provision for impairment of oil and gas
   properties..................................     30,000         --        --
  (Gain) loss on sale of assets, net...........     (1,372)    (6,008)      645
  Loss on early extinguishment of debt.........      5,061         --        --
  Employee stock awards........................      1,208         --        --
  Deferred taxes...............................     (9,249)    22,465     2,566
  Minority interest............................         (8)      (271)       16
                                                 ---------  ---------  --------
                                                   145,661    126,539    47,581
 Changes in assets and liabilities, net of
  acquisition effects:
  Accounts receivable..........................        578    (21,086)   (2,383)
  Gas imbalances...............................         20       (198)      225
  Accounts payable.............................      1,663     14,574    (3,025)
  Accrued liabilities..........................     13,719     11,316    (3,852)
  Other........................................      3,821     (4,224)   (1,352)
                                                 ---------  ---------  --------
    NET CASH FLOWS PROVIDED BY OPERATING
     ACTIVITIES................................    165,462    126,921    37,194
                                                 ---------  ---------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to land.............................         --    (49,696)       --
 Additions to buildings and improvements.......         --     (5,304)       --
 Additions to oil and gas properties...........   (195,108)  (515,985)  (39,028)
 Proceeds from sale of gas plant...............     24,992         --        --
 Proceeds from sales of properties.............      2,385     42,700     5,257
 Additions to gas plant, pipelines and other
  facilities...................................     (1,747)   (17,717)   (1,022)
 Acquisition of Amoco Congo Production Company,
  net of cash acquired.........................         --         --      (639)
 Other.........................................         --         --     2,850
                                                 ---------  ---------  --------
    NET CASH FLOWS USED IN INVESTING
     ACTIVITIES................................   (169,478)  (546,002)  (32,582)
                                                 ---------  ---------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from borrowings......................    234,000    408,000    17,813
 Deferred financing costs......................         --    (10,920)       --
 Net proceeds from issuance of common stock....         --    138,327        --
 Payments of long-term debt....................   (217,503)  (232,359)  (20,847)
 Preferred stock dividends.....................         --       (939)   (1,472)
 Proceeds from exercise of stock options.......      6,074     10,003     2,462
 Proceeds from issuance of Company-Obligated
  Mandatorily Redeemable Convertible Preferred
  Securities of Nuevo Financing I..............         --    115,000        --
 Premium on early extinguishment of debt.......     (3,440)        --        --
 Proceeds from sale of stock put options.......      1,630         --        --
 Purchase of treasury shares...................    (21,173)        --        --
 Cash distribution to minority interest........         --       (160)     (250)
                                                 ---------  ---------  --------
    NET CASH FLOWS (USED IN) PROVIDED BY
     FINANCING ACTIVITIES......................       (412)   426,952    (2,294)
                                                 ---------  ---------  --------
Net (decrease) increase in cash and cash
 equivalents...................................     (4,428)     7,871     2,318
Cash and cash equivalents at beginning of year.     13,636      5,765     3,447
                                                 ---------  ---------  --------
Cash and cash equivalents at end of year.......  $   9,208  $  13,636  $  5,765
                                                 =========  =========  ========

--------
* Restated

                 See Notes to Consolidated Financial Statements

                             NUEVO ENERGY COMPANY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

  Nuevo Energy Company ("Nuevo") was formed as a Delaware corporation on March 2, 1990, to acquire the businesses of certain public and private partnerships (collectively "Predecessor Partnerships"). On July 9, 1990, the plan of consolidation ("Plan of Consolidation") was approved by limited partners owning a majority of units of limited partner interests in the partnerships whereby the net assets of the Predecessor Partnerships, which were subject to such Plan of Consolidation, were exchanged for common stock of Nuevo ("Common Stock"). All references to the "Company" include Nuevo and its majority and wholly-owned subsidiaries, unless otherwise indicated or the context indicates otherwise.

  The Company is primarily engaged in the exploration for, and the acquisition, exploitation, development and production of crude oil and natural gas. The Company's principal oil and gas properties are located domestically onshore and offshore California, in East Texas and the onshore Gulf Coast region; and internationally offshore West Africa. The Company also owns and operates gas plants, pipeline facilities and other oil and gas related assets.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of Nuevo and its majority and wholly-owned subsidiaries. NuStar Joint Venture and its 66.7% investment in the Benedum Plant System, of which the Company owned a 95% interest, was pro rata consolidated through May 2, 1997, at which time the Company's interest was sold. The Company's 48.5% general partner interest in Richfield Gas Storage Partnership also has been pro rata consolidated. The consolidated financial statements also include Bright Star Gathering, Inc., which is 80% owned by the Company; minority interests have been deducted from results of operations and stockholders' equity in the appropriate periods. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Change in Accounting Method

  Effective January 1, 1998, the Company elected to convert from the full cost method to the successful efforts method of accounting for its investments in oil and gas properties. The Company believes that the successful efforts method of accounting is preferable, as it will provide a fair presentation of the Company's development activities in its core California business and the drilling success of its selective exploration activities, and reflect an impairment in the carrying value of its oil and gas properties only when there has been a permanent decline in their fair value. Accordingly, all prior year financial statements have been restated to conform with successful efforts accounting. The effect, after tax, of the change in accounting method as of December 31, 1997, was a reduction to retained earnings of $64.1 million, primarily attributable to a decrease in net property and equipment and deferred tax liability of $99.2 million and $38.0 million, respectively. The change in accounting method resulted in a decrease in net income of $32.5 million ($1.64 per share), $0.4 million ($0.02 per share) and $4.9 million ($0.44 per share) during 1997, 1996 and 1995, respectively.

 Oil and Gas Properties

  The Company utilizes the successful efforts method of accounting for its investments in oil and gas properties. Under successful efforts, oil and gas lease acquisition costs and intangible drilling costs associated with exploration efforts that result in the discovery of proved reserves and costs associated with development drilling, whether or not successful, are capitalized when incurred. When a proved property is sold, ceases to produce or is abandoned, a gain or loss is recognized. When an entire interest in an unproved property is sold for cash or cash equivalent, gain or loss is recognized, taking into consideration any recorded impairment. When a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

                             NUEVO ENERGY COMPANY

  Unproved leasehold costs are capitalized pending the results of exploration efforts. Significant unproved leasehold costs are reviewed periodically and a loss is recognized to the extent, if any, that the cost of the property has been impaired. Exploration costs, including geological and geophysical expenses, exploratory dry holes and delay rentals, are charged to expense as incurred.

  Costs of productive wells, development dry holes and productive leases are capitalized and depleted on a unit-of-production basis over the life of the remaining proved reserves. Capitalized drilling costs are depleted on a unit-of-production basis over the life of the remaining proved developed reserves. Estimated costs (net of salvage value) of site remediation are computed by the Company's independent reserve engineers and included when calculating depreciation and depletion using the unit-of-production method.

  The Company reviews proved oil and gas properties on a depletable unit basis whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. For each depletable unit determined to be impaired, an impairment loss equal to the difference between the carrying value and the fair value of the depletable unit is recognized. Fair value, on a depletable unit basis, is estimated to be the present value of the expected future net revenues computed by application of estimated future oil and gas prices, production, and expenses, as determined by management, to estimated future production of oil and gas reserves over the economic life of the reserves. An impairment of $30.0 million was recognized as of December 31, 1997; no such impairment was recognized during 1996 or 1995.

  Prior to the Company's adoption of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," on January 1, 1996, the Company determined the impairment of proved oil and gas properties on a world-wide basis. Using the world-wide basis, if the net capitalized costs exceeded the estimated undiscounted future net cash flows from proved oil and gas reserves using period-end pricing, such excess costs would be charged to expense. No impairment was recognized during 1995 and the impact of implementing SFAS No.121 was immaterial.

  Interest costs associated with non-producing leases and exploration and development projects are capitalized only for the period that activities are in progress to bring these projects to their intended use. The capitalization rates are based on the Company's weighted average cost of funds used to finance expenditures.

  Any reference to oil and gas reserve information in the Notes to Consolidated Financial Statements is unaudited.

 Environmental Liabilities

  Environmental expenditures that relate to current or future revenues are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with the Company's commitment to a formal plan of action.

 Gas Plant, Pipelines and Other Facilities

  Gas plant, pipelines and other facilities include the costs to acquire certain gas plant, pipelines and other facilities and to secure rights-of-way. Capitalized costs associated with gas plant, pipelines and other facilities are amortized primarily over the estimated useful lives of the various components of the facilities utilizing the straight-line method. The estimated useful lives of such assets range from three to thirty years. The Company applies SFAS No. 121, which requires the Company to review these assets for impairment whenever events or

                             NUEVO ENERGY COMPANY
changes in circumstances indicate that their carrying amounts may not be recoverable. Refer to Note 4 for further discussion on these assets.

 Recent Accounting Pronouncements

  SFAS No. 130, "Reporting Comprehensive Income", was issued by the Financial Accounting Standards Board ("FASB") in June 1997. This Statement establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income includes net income and all changes in an enterprise's other comprehensive income including, among other things, foreign currency translation adjustments, and unrealized gains and losses on certain investments in debt and equity securities. Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for reporting information about operating segments in annual financial statements, and requires that an enterprise report selected information about operating segments in interim reports issued to shareholders. Both of these Statements are effective for fiscal periods beginning after December 15, 1997. The Company does not expect the adoption of these statements to have a material impact on its financial condition or results of operations.

 Gas Balancing Positions

  The Company uses the entitlement method for recording sales of natural gas. Under the entitlement method, revenue is recorded based on the Company's net revenue interest in production. Deliveries of natural gas in excess of the Company's revenue interests are recorded as liabilities and under-deliveries are recorded as assets. Production imbalances are recorded at the lower of the sales price in effect at the time of production or the current market value. At December 31, 1997, the Company's liability due to gas sales in excess of its entitled share was approximately $.3 million, and the receivable for gas sales less than the Company's entitled share was approximately $.7 million. Substantially all such amounts are anticipated to be settled with production in future periods.

 Derivative Financial Instruments

  The Company periodically uses derivative financial instruments to manage its oil and gas price risk. Settlements of gains and losses on price hedge contracts are generally based upon the difference between the contract price and the average closing New York Mercantile Exchange ("NYMEX") price and are reported as a component of oil and gas revenues. In order to qualify as a hedge, price movements in the underlying commodity derivative must be sufficiently correlated with the hedged commodity. Settlement of gains and losses on price swap contracts are realized monthly, generally based upon the difference between the contract price and the average closing NYMEX price and are reported as a component of oil and gas revenues and operating cash flows in the period realized.

  Gains and losses on derivative financial instruments that qualify as a hedge of firmly committed or anticipated purchases and sales of oil and gas commodities are deferred on the balance sheet and recognized in income and operating cash flows when the related hedged transaction occurs. Premiums paid on option contracts are deferred in other assets and amortized into oil and gas revenues over the terms of the respective option contracts. Gains or losses attributable to the termination of a derivative financial instrument are deferred on the balance sheet and recognized in revenue when the hedged crude oil and natural gas is sold. There were no such deferred gains or losses at December 31, 1997 or 1996. The changes in the fair value of a derivative financial instrument must be highly correlated to the underlying hedged commodity to qualify for hedge accounting. Gains or losses on derivative financial instruments that do not qualify as a hedge are recognized in income currently.

                             NUEVO ENERGY COMPANY

  As a result of such hedging transactions, oil and gas revenues were reduced by $6.0 million, $2.5 million and $.1 million in 1997, 1996 and 1995, respectively.

 Earnings per Share

  Effective December 31, 1997, the Company adopted SFAS No. 128, "Earnings per Share", which was issued by the FASB in February 1997. This statement simplifies the standards for computing earnings per share ("EPS") and makes them comparable to international EPS standards. SFAS No. 128 replaces primary EPS with basic EPS, which is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Additionally, SFAS No. 128 replaces fully diluted EPS with diluted EPS. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. For the years ended December 31, 1997, 1996 and 1995, the Company's dilutive securities included dilutive stock options. Potential dilution may also occur in future periods due to the Company-obligated Mandatorily Redeemable Convertible Preferred Securities of Nuevo Financing I ("TECONS"). The assumed conversion of the 7% Cumulative Convertible Preferred Stock ("7% Preferred Stock") was anti-dilutive in 1995.

  SFAS No. 128 also requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The Company's reconciliation is included in Note 8. In accordance with SFAS No. 128, the Company retroactively restated all prior period EPS data (including interim EPS) included in these financial statements and footnotes.

 Stock-Based Compensation

  The Company applies the intrinsic value method for accounting for stock and stock-based compensation described by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Had the Company applied the fair value method described by SFAS No. 123, "Accounting for Stock-Based Compensation", it would have incurred compensation expense for stock-based compensation in 1997, 1996 and 1995. (See Note 8 for the SFAS No. 123 pro forma effects on income and earnings per share.)

 Income Taxes

  Deferred taxes are accounted for under the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period the change occurs.

 Statements of Cash Flows

  For cash flow presentation purposes, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Interest paid in cash, net of amounts capitalized, for 1997, 1996 and 1995 was $28.2 million, $30.6 million and $14.4 million, respectively. Net amounts paid (refunded) in cash for income taxes for 1997, 1996 and 1995 were ($45,000), $1,500,000 and ($909,000), respectively.

                             NUEVO ENERGY COMPANY

 Product Inventory

  Inventory relating to quantities of processed fuel oil (Congo) and natural gas liquids in storage as of the balance sheet date is carried at current market pricing. The Company recognizes revenue for Congo fuel oil sales when the sale is completed and risk of loss transfers to a third party purchaser. Fuel oil in inventory is stated at year end market prices less transportation costs; the Company recognizes changes in the market value of inventory from one period to the next as oil revenues.

 Use of Estimates

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities, as well as reserve information, which affects the depletion calculation. Actual results could differ from those estimates.

 Reclassifications

  Certain reclassifications of prior period statements have been made to conform with current reporting practices.

3. ACQUISITIONS

  In July 1996, the Company completed the acquisition of certain East Texas oil and gas properties for a net purchase price of $9.3 million in cash. The acquisition of these properties was effective as of December 1, 1995, and the purchase price was reduced by the net cash flows from production between such date and closing. In December 1996, the holders of the preferential rights on these properties exercised such rights for a cash payment of $8.0 million, acquiring properties constituting approximately half of the estimated proved reserves related to this acquisition.

  In April 1996, the Company consummated the acquisition of (i) certain upstream oil and gas properties located onshore and offshore California ("Unocal Properties") of Union Oil Company of California ("Unocal") for an adjusted purchase price of $490.2 million in cash and (ii) certain California oil properties ("Point Pedernales Properties", and together with the Unocal Properties, the "California Properties") from Torch Energy Advisors Incorporated ("Torch") and certain of its wholly-owned subsidiaries for a net adjusted purchase price of $35.7 million in Common Stock of the Company. The acquisition of the California Properties was effective as of October 1, 1995, and the purchase price was reduced by the net cash flows from production between such date and closing. The acquisition was recorded using the purchase method, effective April 1, 1996 for accounting purposes.

  A subsidiary of Nuevo, the Nuevo Congo Company ("NCC"), along with a third party, acquired all of the capital stock of Amoco Congo Production Company ("ACPC"), and Amoco Congo Exploration Company (collectively, the "Congo Companies") in February 1995, for a cash purchase price of $10.8 million. The primary asset acquired by the Company is an 18.75% interest in the Yombo field in the Republic of Congo in West Africa ("Congo"). Through an interpurchaser agreement, Nuevo and the third party have agreed to share the combined net operating revenues and expenses of the Congo Companies evenly.

  NCC is a U.S. corporation with foreign branch operations in the Congo. The functional currency of NCC is the U.S. Dollar and its income is taxed in the United States. The Company's Congo investment involves risks typically associated with investments in emerging markets such as an uncertain political, economic, legal and tax environment, and expropriation and nationalization of assets. The Company's investment is insured through political risk insurance provided by the Overseas Private Investment Corporation ("OPIC").

                             NUEVO ENERGY COMPANY

  Cash consideration of approximately $10.8 million was paid to Amoco using Company funds and loan proceeds prior to purchase price adjustments. The purchase price was based on an economic effective date of December 1, 1993. The fair value of the net assets acquired follows:

      Working capital, primarily cash................................... $11,536
      Oil and gas property..............................................     639
                                                                         -------
        Total purchase price, including acquisition costs............... $12,175
                                                                         =======

4. DIVESTITURES

  In December 1997, the Company announced its intention to dispose of the remainder of its non-core gas gathering, pipeline and storage assets during 1998. Such assets include the Company's 48.5% interest in the Richfield Gas Storage facility, an 80% interest in Bright Star Gathering, Inc. and the Illini pipeline, and are reflected as other current assets in the amount of $7.0 million in the December 31, 1997 balance sheet. The Company recorded a non-cash, pre-tax charge to fourth quarter 1997 earnings of $23.9 million, reflecting the estimated loss on the disposition of these assets. The Company's results of operations will include the operating results from these assets through the disposition date; however, these assets will no longer be depreciated. The Company will retain its California gas plants, as these plants are strategic assets for the Company's oil and gas activities in California.

  On May 2, 1997, Nuevo Liquids, a wholly-owned subsidiary of the Company, sold its 95% interest in NuStar Joint Venture, which held the Company's investment in the Benedum Plant System, for proceeds of $25.0 million. The effective date of the sale was January 1, 1997. Proceeds from the sale were used to reduce outstanding debt under the Company's revolving credit facility, as well as project debt related to the Benedum Gas Plant in the amount of $5.9 million. The Company recorded a pre-tax gain of $2.3 million relating to the sale.

  During the first quarter of 1997, the Company sold its interest in the Second Bayou field in Cameron Parish, Louisiana and recorded a gain of $1.4 million. During the third quarter of 1997, the Company recognized a loss of $1.6 million on the sale of South Timbalier Block 8. In addition, the Company disposed of several non-core properties at a combined net loss of $679,000.

  In June 1996, the Company sold 177 producing wells and the majority of its acreage in the Giddings field and East Texas Austin Chalk holdings for $27.3 million recognizing a gain of $9.2 million. The Company retained ownership of seven wells and surrounding acreage in the Turkey Creek prospect area of the Austin Chalk trend. The Company also sold several non-core properties at a combined loss of $3.2 million.

  In the fourth quarter of 1995, the Company had one non-core disposition resulting in a loss of $645,000.

5. PRODUCTION PAYMENTS

  In April 1994, the Company entered into a four-year commitment for a $30.0 million volumetric production payment for the development of certain infill drilling locations in the Oak Hill field. The proceeds from this agreement financed the capital expenditures for well drilling, fracturing and completing and for surface facility installations. Each advance under the production payment obligates the Company to deliver a fixed volume of natural gas, based upon prevailing market conditions at the time of the advance. During 1994, the Company received $18.4 million, committing the Company to deliver 10.7 BCF of natural gas through December 1998. As of December 31, 1997, the Company had delivered 9.7 BCF under this commitment. The cash advances are

                             NUEVO ENERGY COMPANY
reflected as deferred revenues on the Company's consolidated balance sheets and are amortized into revenue as the natural gas volumes are delivered. No such advances were received in 1997, 1996 or 1995.

6. OUTSOURCING SERVICES

  On July 9, 1990, the Company entered into an agreement with Torch (the "Torch Agreement") whereby Torch administers certain business activities of the Company for a monthly fee. Torch is primarily in the business of providing management and advisory services relating to oil and gas assets for institutional and public investors and maintains a large technical, operating, accounting and administrative staff. The Torch Agreement requires Torch to administer the business activities of the Company for a monthly fee equal to the sum of one-twelfth of 2% on the first $250 million of assets and one-twelfth of 1% on assets in excess of $250 million, excluding certain gas plant facilities and cash, plus 2% of monthly operating cash flows (as defined) during the period in which the services are rendered. In addition, the Torch Agreement contains a provision whereby 20% of the overhead fees on Torch operated properties are credited against the monthly fee paid to Torch, as well as a provision whereby the monthly fee is credited for one-twelfth of $900,000. The Torch Agreement was amended effective January 1, 1996, with an initial term of three years, automatically renewable for successive one-year periods, unless terminated earlier. If the Company terminates the amended Torch Agreement prior to the end of its first, second, or third year, it will be required to pay Torch a break-up fee of $30.0 million, $25.0 million and $20.0 million, respectively unless such termination is caused by the bankruptcy, insolvency or dissolution of Torch, breach of the agreement by Torch or a change in control of Torch. For the years ended December 31, 1997, 1996 and 1995, outsourcing fees paid to Torch amounted to $12.0 million, $10.2 million and $5.9 million, respectively.

  A subsidiary of Torch markets oil, natural gas and natural gas liquids from certain oil and gas properties and gas plants in which the Company owns an interest. In 1997, 1996 and 1995, such marketing fees were $2.9 million, $2.8 million and $.8 million, respectively.

  Torch operates certain oil and gas interests owned by the Company. The Company is charged, on the same basis as other third parties, for all customary expenses and cost reimbursements associated with these activities. Operator's overhead charged for these activities for the years ended December 31, 1997, 1996 and 1995, was $24.8 million, $8.8 million and $2.0 million, respectively.

  In consideration of the services rendered by Torch in connection with the origination of the 1996 acquisition of the Unocal Properties, the Company agreed to pay Torch $10.0 million in twelve equal monthly installments after the closing of the acquisition.

7. RELATED PARTY TRANSACTIONS

  A broker's fee of 30,000 warrants was granted to a company, of which a director of the Company is a partner, for services associated with the acquisition of the Unocal Properties. These warrants were exercised in the first quarter of 1997.

  Included in general and administrative expenses for 1997 was a $1.7 million severance payment to the Company's former President and Chief Executive Officer.

8. STOCKHOLDERS' EQUITY

 Common and Preferred Stock

  The Certificate of Incorporation of the Company authorizes the issuance of up to 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, the terms, preferences, rights and restrictions of which

                             NUEVO ENERGY COMPANY
are established by the Board of Directors of the Company. All shares of Common Stock have equal voting rights of one vote per share on all matters to be voted upon by stockholders. Cumulative voting for the election of directors is not permitted. Certain restrictions contained in the Company's loan agreements limit the amount of dividends which may be declared. Under the terms of the 9 1/2% Senior Subordinated Notes described in Note 10, $43.3 million of Nuevo's consolidated stockholders' equity was available for the payment of dividends at December 31, 1997. There is no present plan to pay dividends on Common Stock as the Company intends to reinvest its cash flows for the expansion of its business and operations.

  On December 23, 1996, the Company and United Investors Management Company ("United") and The 1818 Fund, L.P. ("The 1818 Fund") closed the offering of 2,138,605 shares of Common Stock (the "Shares"). United sold 1,275,000 Shares and The 1818 Fund sold 863,605 shares. The price to the public of the Shares was $47.50 per share. All of the Shares sold by United were outstanding and 112 of the Shares sold by The 1818 Fund were outstanding prior to the offering. The remaining 863,493 of the Shares sold by The 1818 Fund were issued upon conversion of the remaining 11,220 shares of 7% Preferred Stock of the Company. The Company did not receive any proceeds from the issuance of these shares. As a result of this conversion by The 1818 Fund of its shares of 7% Preferred Stock, there are no longer any shares of the 7% Preferred Stock outstanding.

  During April 1996, the Company partially financed the acquisition of the Unocal Properties with the proceeds from the sale to the public of 5,109,200 shares of Common Stock (the "Common Stock Offering"). The purchase of the Point Pedernales Properties was financed by the issuance to Torch of 1,275,000 shares of the Company's Common Stock valued at the public offering price of $28.00 per share in the Common Stock Offering.

  During the third quarter of 1995, the Company consummated the sale of 2,225,000 shares of Common Stock at an offering price of $24.25 per share. Of the shares sold, 760,399 were newly-issued by the Company upon the conversion of approximately 40% of the Company's 7% Preferred Stock. The remaining 1,464,601 shares were sold by Energy Assets International Corporation, a wholly-owned subsidiary of Torch. The Company did not receive any proceeds from the sale of the shares.

 EPS Computation

  SFAS No. 128 (see Note 2) requires a reconciliation of the numerator (income) and denominator (shares) of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In 1997, weighted average potential dilutive common shares of 670,000 are not included in the calculation of diluted loss per share due to their anti-dilutive effect. The Company's reconciliation is as follows (amounts in thousands):

                                       FOR THE YEAR ENDED DECEMBER 31,
                                ------------------------------------------------
                                     1997*           1996*           1995*
                                ---------------- --------------- ---------------
                                  LOSS    SHARES INCOME   SHARES INCOME   SHARES
                                --------  ------ -------  ------ -------  ------
(Loss) income before
 extraordinary item...........  $(10,676)        $34,278         $ 4,132
Less: Dividends on Preferred
 Stock........................        --            (939)         (1,472)
                                --------         -------         -------
(Loss) earnings per Common
 share--Basic.................   (10,676) 19,796  33,339  16,755   2,660  11,057
Effect of dilutive securities:
Convertible Preferred Stock...        --      --     939      --      --      --
Stock options.................        --      --      --   1,841      --     298
                                --------  ------ -------  ------ -------  ------
(Loss) earnings per Common
 share--Diluted...............  $(10,676) 19,796 $34,278  18,596 $ 2,660  11,355
                                ========  ====== =======  ====== =======  ======

--------
* Restated

                             NUEVO ENERGY COMPANY

 Treasury Stock Repurchases

  In March 1997, the Board of Directors of the Company authorized the open market repurchase of up to one million shares of outstanding Common Stock during 1997, at times and prices deemed attractive by management. During April 1997, the Company repurchased 500,000 shares of Common Stock in open market transactions, at an average purchase price of $38.94 per share, plus 42,491 shares acquired from the cancellation of warrants issued during 1996. In December 1997, the Board of Directors authorized the open market repurchase of an additional 500,000 shares of Common Stock during 1998.

 Put Options

  In May 1997, the Company sold put options on its Common Stock to a third party. The options gave the purchaser the right to sell to the Company 500,000 shares of its Common Stock at prices ranging from $40.26 to $41.04 per share through December 31, 1997. The contract gave the Company the choice of net cash, net share, or physical settlement. Any repurchased shares would have been treated as Treasury Stock. The Company generated $1.6 million in option premium from these transactions, which is reflected in additional paid-in capital on the balance sheet. As of December 31, 1997, 400,000 of these options had expired with the Company's share prices above the strike price, and 100,000 of these options were settled on December 31, 1997, for a nominal amount of net cash.

 Shareholder Rights Plan

  In March 1997, the Company adopted a Shareholder Rights Plan to protect the Company's shareholders from coercive or unfair takeover tactics. Under the Shareholder Rights Plan, each outstanding share and each share of subsequently issued Common Stock has attached to it one Right. Generally, in the event a person or group ("Acquiring Person") acquires or announces an intention to acquire beneficial ownership of 15% or more of the outstanding shares of Common Stock without the prior consent of the Company, or the Company is acquired in a merger or other business combination, or 50% or more of its assets or earning power is sold, each holder of a Right will have the right to receive, upon exercise of the Right, that number of shares of common stock of the acquiring company, which at the time of such transaction will have a market price of two times the exercise price of the Right. The Company may redeem the Right for $.01 at any time before a person or group becomes an Acquiring Person without prior approval. The Rights will expire on March 21, 2007, subject to earlier redemption by the Board of Directors of the Company.

 Executive Compensation Plan

  During July 1997, the Board of Directors of the Company adopted a plan to encourage senior executives to personally invest in the shares of the Company, and to regularly review executives' ownership versus targeted ownership objectives. These incentives include a deferred compensation plan (the "Plan") that gives key executives the ability to defer all or a portion of their salaries and bonuses and invest in Common Stock of the Company at a discount to market prices. Stock acquired at a discount will be held in a benefit trust and restricted for a two-year period, and the Plan does not permit investment in a diversified equity portfolio until and unless targeted levels of Common Stock ownership in the Company are achieved and maintained. Target levels of ownership will be based on multiples of base salary and will be administered by the Compensation Committee of the Board of Directors. Initially, the Plan will apply to all executives at a level of Vice-President and above.

 Stock Incentive Plan

  In 1990, the Company established its 1990 Stock Option Plan (the "Stock Option Plan"), with respect to its Common Stock, and in 1993, the Board of Directors adopted the Nuevo Energy Company 1993 Stock

                             NUEVO ENERGY COMPANY

Incentive Plan ("Stock Incentive Plan"). The purpose of the Stock Option Plan and the Stock Incentive Plan is to provide directors and key employees of the Company and its subsidiaries performance incentives and to provide a means of encouraging stock ownership in the Company by such persons.

  The maximum number of shares subject to options under the Stock Incentive Plan is 2,500,000 shares. Options are granted under the Stock Incentive Plan on the basis of the optionee's contribution to the Company. No option may exceed a term of more than ten years. Options granted under the Stock Incentive Plan may be either incentive stock options or options that do not qualify as incentive stock options. The Company's compensation committee is authorized to designate the recipients of options, the dates of grants, the number of shares subject to options, the option price, the terms of payment upon exercise of the options, and the time during which the options may be exercised. Options granted are exercisable, in full, six months following the date of grant.

  A summary of activity in the stock option plans during the three years ended 1997 is set forth below:

                                                                WEIGHTED-AVERAGE
                                                      OPTIONS    EXERCISE PRICE
                                                     ---------  ----------------
      Outstanding at January 1, 1995................ 1,633,900       $16.92
        Granted.....................................   394,750       $20.07
        Exercised...................................  (188,288)      $13.11
        Canceled....................................    (4,525)      $21.75
                                                     ---------
      Outstanding at December 31, 1995.............. 1,835,837       $17.97
        Granted.....................................   518,100       $38.10
        Exercised...................................  (587,799)      $17.03
                                                     ---------
      Outstanding at December 31, 1996.............. 1,766,138       $24.24
        Granted.....................................   652,875       $41.89
        Exercised...................................  (328,550)      $18.59
        Canceled....................................    (1,000)      $47.88
                                                     ---------
      Outstanding at December 31, 1997.............. 2,089,463       $30.61
                                                     =========

  The Company had 1,493,088 options and 1,505,538 options exercisable at December 31, 1997 and 1996, respectively. Detail of stock options outstanding and options exercisable at December 31, 1997 follows:

                                      OUTSTANDING                EXERCISABLE
                            -------------------------------- -------------------
                                       WEIGHTED-   WEIGHTED-           WEIGHTED-
                                        AVERAGE     AVERAGE             AVERAGE
                                       REMAINING   EXERCISE            EXERCISE
 RANGE OF EXERCISE PRICES    NUMBER   LIFE (YEARS)   PRICE    NUMBER     PRICE
 ------------------------   --------- ------------ --------- --------- ---------
$11.00 to $16.88...........   270,000     4.75      $15.62     270,000  $15.62
$17.63 to $20.88...........   626,013     4.43      $19.84     626,013  $19.84
$21.75 to $30.63...........   280,975     6.07      $26.99     280,975  $26.99
$32.00 to $57.63...........   912,475     8.64      $43.60     316,100  $46.97
                            ---------                        ---------
  Total.................... 2,089,463                        1,493,088
                            =========                        =========

  The weighted-average fair value of options granted during 1997, 1996 and 1995 was $12.89, $11.52 and $6.21, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected stock price volatility of 35.2% in 1997 and 33.6% in 1996 and 1995; risk free interest rate of 5.75% in 1997 and 6% in 1996 and 1995, and average expected option lives of 3 years. Had compensation expense for stock-based compensation been

                             NUEVO ENERGY COMPANY
determined based on the fair value at the date of grant, the Company's net income, earnings available to Common Stockholders and earnings per share would have been reduced to the pro forma amounts indicated below (amounts in thousands, except per share data):

                                                        YEAR ENDED DECEMBER 31,
                                                        ------------------------
                                                         1997*     1996*  1995*
                                                        --------  ------- ------
Net (loss) income.........................  As reported $(13,700) $34,278 $4,132
                                            Pro forma   $(16,315) $32,028 $2,454
(Loss) earnings available to Common Stock-
 holders..................................  As reported $(13,700) $33,339 $2,660
                                            Pro forma   $(16,315) $31,089 $  982
(Loss) earnings per Common share--Basic...  As reported $   (.69) $  1.99 $  .24
                                            Pro forma   $   (.82) $  1.86 $  .09
(Loss) earnings per Common share--Diluted.  As reported $   (.69) $  1.84 $  .24
                                            Pro forma   $   (.82) $  1.72 $  .09

--------
 * Restated

9. COMPANY-OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SECURITIES OF NUEVO FINANCING I

  On December 23, 1996, the Company and Nuevo Financing I, a statutory business trust formed under the laws of the state of Delaware, (the "Trust"), closed the offering of 2,300,000 Term Convertible Securities, Series A, ("TECONS") on behalf of the Trust. The price to the public of the TECONS was $50.00 per TECONS. Distributions on the TECONS began to accumulate from December 23, 1996, are payable quarterly on March 15, June 15, September 15, and December 15, at an annual rate of $2.875 per TECONS. Each TECONS is convertible at any time prior to the close of business on December 15, 2026, at the option of the holder into shares of Common Stock at the rate of .8421 shares of Common Stock for each TECONS, subject to adjustment. The sole asset of the Trust as the obligor on the TECONS is $115.0 million aggregate principal amount of 5.75% Convertible Subordinated Debentures of the Company due December 15, 2026.

10. LONG-TERM DEBT

  Long-term debt is comprised of the following at December 31, 1997 and 1996 (amounts in thousands):

                                                               1997      1996
                                                             --------  --------
12 1/2% Senior Subordinated Notes, net of discount (a).....  $     --  $ 74,288
9 1/2% Senior Subordinated Notes (b).......................   160,000   160,000
OPIC credit facility (at 6.04% and 6.09% at December 31,
 1997 and 1996, respectively, plus a guaranty fee of 2.75%)
 (c).......................................................     7,605    11,309
Bank credit facility (at 6.125%
at December 31, 1997 and 1996)(d)..........................   142,000    40,000
NuStar Credit Agreement (e)................................        --     5,872
Other......................................................        51       977
                                                             --------  --------
  Total debt...............................................   309,656   292,446
Less current maturities....................................    (3,716)   (5,408)
                                                             --------  --------
Long-term debt.............................................  $305,940  $287,038
                                                             ========  ========

--------
(a) On June 16, 1997, the Company redeemed its 12 1/2% Senior Subordinated Notes at a total cost of $78.0 million, representing $75.0 million face value of the debt plus a 4% premium of $3.0 million. In addition to

                             NUEVO ENERGY COMPANY
   the premium, the Company wrote off approximately $2.0 million of unamortized discount and deferred financing costs. The redemption resulted in an extraordinary loss on early extinguishment of debt in the amount of $3.0 million, net of the related tax benefit of $2.0 million. The Company used proceeds from its bank facility to fund the redemption.
(b) In April 1996, the Company financed a portion of the purchase price of the Unocal Properties with proceeds from the sale to the public of a principal amount of $160.0 million, 9 1/2% Senior Subordinated Notes due April 15, 2006 (the "9 1/2% Notes"). Interest on the 9 1/2% Notes accrues at the rate of 9 1/2% per annum and is payable semi-annually in arrears on April 15 and October 15. The 9 1/2% Notes are redeemable, in whole or in part, at the option of the Company, on or after April 15, 2001, under certain conditions. The Company is not required to make mandatory redemption or sinking fund payments with respect to the 9 1/2% Notes. The indenture contains covenants that, among other things, limit the Company's ability to incur additional indebtedness, limits restricted payments, limit issuances and sales of capital stock by restricted subsidiaries, limit dispositions of proceeds of asset sales, limit dividends and other payment restrictions affecting restricted subsidiaries, and restricts mergers, consolidations or sales of assets. The 9 1/2% Notes were guaranteed by certain of Nuevo's subsidiaries until February 1998, at which time such subsidiaries were released as guarantors. The 9 1/2% Notes are unsecured general obligations of the Company, and are subordinated in right of payment to all existing and future senior indebtedness of the Company. In the event of a defined change in control, the Company will be required to make an offer to repurchase all outstanding 9 1/2% Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption.
(c) In February 1995, in connection with the purchase of the stock of ACPC, the Company negotiated with OPIC and an agent bank for a non-recourse credit facility in the amount of $25.0 million. The security for such facility is the assets and stock of NCC. The initial drawdown on the facility was $8.8 million to finance a portion of the purchase price. The remaining funds under the credit facility will be used to finance 75% of a development drilling program in the Congo. A portion of the remaining outstanding commitment, $6.0 million, was drawn down in January 1996 to fund the first phase of the development drilling program in the Congo. The interest rate associated with such credit facility is the London Interbank Offered Rate ("LIBOR") plus 20 basis points and a guaranty fee of 2.75% of the outstanding loan balance, payable quarterly. At December 31, 1997, the interest rate was 6.04%, plus the guarantee fee of 2.75%. The loan agreement requires a sixteen-quarter repayment period.
(d) In April 1996, the Company negotiated a commitment from a bank group led by NationsBank of Texas, N.A. (which merged into NationsBank, N.A. effective May 1998) to extend to the Company a $385.0 million credit facility (the "Credit Facility") maturing on May 17, 2001. The Credit Facility was amended in February 1998. This amendment increased the line of credit under the Credit Facility to $400.0 million and extended the maturity date to April 1, 2003. The maximum borrowings that may be outstanding under the Credit Facility may not exceed a borrowing base ("Borrowing Base") based on the present value of the Company's oil and gas reserves based on assumptions regarding prices, production and costs approved by the bank group. The Borrowing Base, $289.0 million at December 31, 1997, was increased to $330.0 million in February 1998, and further increased to $380.0 million in May 1998; the Borrowing Base will be reset annually. Sales of assets in excess of $10.0 million will trigger a requirement to re-calculate the Borrowing Base. If amounts outstanding under the Credit Facility exceed the Borrowing Base, as redetermined from time to time, the Company will be required to repay such excess, and may be required to sell assets to make such repayments. Amounts outstanding under the Credit Facility bear interest at a rate equal to the London Interbank Offered Rate ("LIBOR") plus a number of basis points which increases as the senior indebtedness of the Company as a percent of the Borrowing Base increases. At December 31, 1997, the Company's interest rate under the Credit Facility was LIBOR plus .5%, or 6.125%. The Credit Facility has customary covenants including, but not limited to, covenants with respect to the following matters: (i) limitation on restricted payments and investments; (ii) limitation on guarantees and indebtedness;
    (iii)

                              NUEVO ENERGY COMPANY
   limitation on prepayments of subordinated indebtedness; (iv) limitation on prepayments of additional indebtedness; (v) limitation on mergers and issuances of securities; (vi) limitation on liens; (vii) limitation on sales of property; (viii) limitation on transactions with affiliates; (ix) limitation on derivative contracts; (x) limitation on acquisitions, new businesses and margin stock; (xi) limitation with respect to certain prohibited types of contracts and multi-employer ERISA plans; and (xii) limitation with respect to unrestricted subsidiaries. The Company is also required to maintain certain financial ratios and conditions, including without limitation an EBITDA (earnings before interest, taxes, depreciation and amortization) to fixed charge coverage ratio, a net worth requirement and a funded debt to capitalization ratio. The proceeds were used to finance a portion of the purchase price of the Unocal Properties as well as retire the borrowings under an existing credit facility in the amount of $27.0 million.
(e) In connection with the sale of its interest in NuStar Joint Venture, the Company used a portion of the proceeds from the sale, $5.9 million, to repay the project financing associated with the Benedum Gas Plant.

  The amount of scheduled debt maturities during the next five years and thereafter is as follows (amounts in thousands):

      1998............................................................. $  3,716
      1999.............................................................    3,716
      2000.............................................................      212
      2001.............................................................       12
      2002.............................................................       --
      Thereafter.......................................................  302,000
                                                                        --------
        Total debt..................................................... $309,656
                                                                        ========

  Based upon the quoted market price, the fair value of the 9 1/2% Notes is estimated to be $170.3 million and $167.4 million at December 31, 1997 and 1996, respectively. For the OPIC credit facility and other debt, for which no quoted prices are available, management believes the carrying value of the debt materially represents the fair value of the debt at December 31, 1997 and 1996.

                              NUEVO ENERGY COMPANY

11. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

  The OPIC credit facility, discussed in Note 10, requires the Company to provide consolidating financial statements that separately show NCC. These condensed consolidating financial statements are presented below.

                     CONDENSED CONSOLIDATING BALANCE SHEET

                            AS OF DECEMBER 31, 1997

                             (AMOUNTS IN THOUSANDS)

                                     NUEVO*   NCC*   ELIMINATIONS* CONSOLIDATED*
                                    -------- ------- ------------- -------------
Total current assets..............  $182,668 $ 7,542   $(131,350)    $ 58,860
Net property and equipment........   701,000  33,111          --      734,111
Total other assets................    16,949      95      (5,729)      11,315
                                    -------- -------   ---------     --------
  Total assets....................  $900,617 $40,748   $(137,079)    $804,286
                                    ======== =======   =========     ========
Total current liabilities.........  $ 44,177 $ 5,426   $      --     $ 49,603
Long-term debt....................   417,600   3,902    (115,562)     305,940
Deferred taxes....................     4,771     215          --        4,986
Other long-term liabilities.......    10,146   9,660     (15,788)       4,018
Mandatorily Redeemable Convertible
 Preferred Securities of Nuevo Fi-
 nancing I........................   115,000      --          --      115,000
Total stockholders' equity........   308,923  21,545      (5,729)     324,739
                                    -------- -------   ---------     --------
  Total liabilities and
   stockholders' equity...........  $900,617 $40,748   $(137,079)    $804,286
                                    ======== =======   =========     ========

                     CONDENSED CONSOLIDATING BALANCE SHEET

                            AS OF DECEMBER 31, 1996

                             (AMOUNTS IN THOUSANDS)

                                   NUEVO*   NCC*    ELIMINATIONS* CONSOLIDATED*
                                  -------- -------  ------------- -------------
Total current assets............. $169,026 $10,174    $(115,562)    $ 63,638
Net property and equipment.......  711,853  23,648           --      735,501
Total other assets...............   24,061     172       (5,729)      18,504
                                  -------- -------    ---------     --------
  Total assets................... $904,940 $33,994    $(121,291)    $817,643
                                  ======== =======    =========     ========
Total current liabilities........ $ 30,369 $10,931    $      --     $ 41,300
Long-term debt...................  394,994   7,605     (115,561)     287,038
Deferred taxes...................   19,482     (12)          --       19,470
Other long-term liabilities......    9,396      --           --        9,396
Mandatorily Redeemable Convert-
 ible Preferred Securities of
 Nuevo Financing I...............  115,000      --           --      115,000
Total stockholders' equity.......  335,699  15,470       (5,730)     345,439
                                  -------- -------    ---------     --------
  Total liabilities and
   stockholders' equity.......... $904,940 $33,994    $(121,291)    $817,643
                                  ======== =======    =========     ========

--------
* Restated

                              NUEVO ENERGY COMPANY

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                             (AMOUNTS IN THOUSANDS)

                                                 NUEVO*    NCC*   CONSOLIDATED*
                                                --------  ------- -------------
Revenues....................................... $334,446  $22,832   $357,278
Expenses.......................................  358,079   16,531    374,610
                                                --------  -------   --------
(Loss) income before income taxes and
 extraordinary item............................  (23,633)   6,301    (17,332)
Income tax (benefit) expense...................   (6,883)     227     (6,656)
                                                --------  -------   --------
(Loss) income before extraordinary item........  (16,750)   6,074    (10,676)
Extraordinary loss on early extinguishment of
 debt, net of tax benefit......................    3,024       --      3,024
                                                --------  -------   --------
Net (loss) income.............................. $(19,774) $ 6,074   $(13,700)
                                                ========  =======   ========

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                             (AMOUNTS IN THOUSANDS)

                                                  NUEVO*   NCC*    CONSOLIDATED*
                                                 -------- -------  -------------
Revenues........................................ $308,380 $20,677    $329,057
Expenses........................................  256,568  14,246     270,814
                                                 -------- -------    --------
Income before income taxes......................   51,812   6,431      58,243
Income taxes....................................   23,969      (4)     23,965
                                                 -------- -------    --------
Net income......................................   27,843   6,435      34,278
Dividends on Preferred Stock....................      939      --         939
                                                 -------- -------    --------
Net earnings available to Common Stockholders... $ 26,904 $ 6,435    $ 33,339
                                                 ======== =======    ========

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                             (AMOUNTS IN THOUSANDS)

                                                 NUEVO*    NCC*    CONSOLIDATED*
                                                --------  -------  -------------
Revenues....................................... $120,450  $17,516    $137,966
Expenses.......................................  120,592   10,660     131,252
                                                --------  -------    --------
(Loss) income before income taxes..............     (142)   6,856       6,714
Income taxes...................................    2,590       (8)      2,582
                                                --------  -------    --------
Net (loss) income..............................   (2,732)   6,864       4,132
Dividends on Preferred Stock...................    1,472       --       1,472
                                                --------  -------    --------
Net (loss) earnings
 available to Common
 Stockholders.................................. $ (4,204) $ 6,864    $  2,660
                                                ========  =======    ========

--------
* Restated

                              NUEVO ENERGY COMPANY

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                             (AMOUNTS IN THOUSANDS)

                                              NUEVO*      NCC*    CONSOLIDATED*
                                             ---------  --------  -------------
Cash flows from operating activities:
  Net income (loss)......................... $ (19,774) $  6,074    $ (13,700)
  Non-cash adjustments......................   155,749     3,612      159,361
  Change in assets and liabilities..........    12,846     6,955       19,801
                                             ---------  --------    ---------
    Net cash provided by operating
     activities.............................   148,821    16,641      165,462
                                             ---------  --------    ---------
Cash flows from investing activities:
  Additions to oil and gas properties.......  (182,261)  (12,847)    (195,108)
  Proceeds from sale of properties..........    27,377        --       27,377
  Additions to other properties and other...    (1,747)       --       (1,747)
                                             ---------  --------    ---------
    Net cash used in investing activities...  (156,631)  (12,847)    (169,478)
                                             ---------  --------    ---------
Cash flows from financing activities:
  Proceeds from borrowings..................   234,000        --      234,000
  Payments of long-term debt................  (213,800)   (3,703)    (217,503)
  Other.....................................   (16,909)       --      (16,909)
                                             ---------  --------    ---------
    Net cash provided by (used in) financing
     activities.............................     3,291    (3,703)        (412)
                                             ---------  --------    ---------
Net (decrease) increase in cash & cash
 equivalents................................    (4,519)       91       (4,428)
Cash and cash equivalents at beginning of
 year.......................................    11,936     1,700       13,636
                                             ---------  --------    ---------
Cash and cash equivalents at end of year.... $   7,417  $  1,791    $   9,208
                                             =========  ========    =========

--------
* Restated

                              NUEVO ENERGY COMPANY

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                             (AMOUNTS IN THOUSANDS)

                                              NUEVO*      NCC*    CONSOLIDATED*
                                             ---------  --------  -------------
Cash flows from operating activities:
  Net income................................ $  27,843  $  6,435    $  34,278
  Non-cash adjustments......................    89,792     2,469       92,261
  Change in assets and liabilities..........    (6,483)    6,865          382
                                             ---------  --------    ---------
    Net cash provided by operating
     activities.............................   111,152    15,769      126,921
                                             ---------  --------    ---------
Cash flows from investing activities:
  Additions to oil and gas properties.......  (496,516)  (19,469)    (515,985)
  Proceeds from sale of properties..........    42,700        --       42,700
  Additions to other properties and other...   (72,717)       --      (72,717)
                                             ---------  --------    ---------
    Net cash used in investing activities...  (526,533)  (19,469)    (546,002)
                                             ---------  --------    ---------
Cash flows from financing activities:
  Proceeds from borrowings..................   402,000     6,000      408,000
  Proceeds from issuance of Company-
   Obligated Mandatorily Redeemable
   Convertible Preferred Securities of
   Nuevo Financing I........................   115,000        --      115,000
  Payments of long-term debt................  (229,406)   (2,953)    (232,359)
  Other.....................................   136,311        --      136,311
                                             ---------  --------    ---------
    Net cash provided by financing
     activities.............................   423,905     3,047      426,952
                                             ---------  --------    ---------
  Net increase (decrease) in cash & cash
   equivalents..............................     8,524      (653)       7,871
  Cash and cash equivalents at beginning of
   year.....................................     3,412     2,353        5,765
                                             ---------  --------    ---------
  Cash and cash equivalents at end of year.. $  11,936  $  1,700    $  13,636
                                             =========  ========    =========

--------
* Restated

                             NUEVO ENERGY COMPANY

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                     FOR THE YEAR ENDED DECEMBER 31, 1995

                            (AMOUNTS IN THOUSANDS)

                                                NUEVO*    NCC*    CONSOLIDATED*
                                               --------  -------  -------------
Cash flows from operating activities:
  Net income.................................. $ (2,732) $ 6,864    $  4,132
  Non-cash adjustments........................   42,937      512      43,449
  Change in assets and liabilities............   (4,179)  (6,208)    (10,387)
                                               --------  -------    --------
    Net cash provided by operating activities.   36,026    1,168      37,194
                                               --------  -------    --------
Cash flows from investing activities:
  Additions to oil and gas properties.........  (32,590)  (6,438)    (39,028)
  Proceeds from sale of properties............    5,257       --       5,257
  Acquisition of ACPC.........................       --     (639)       (639)
  Additions to other properties and other.....    1,828       --       1,828
                                               --------  -------    --------
    Net cash used in investing activities.....  (25,505)  (7,077)    (32,582)
                                               --------  -------    --------
Cash flows from financing activities:
  Proceeds from borrowings....................    9,000    8,813      17,813
  Payments of long-term debt..................  (20,296)    (551)    (20,847)
  Other.......................................      740       --         740
                                               --------  -------    --------
    Net cash (used in) provided by financing
     activities...............................  (10,556)   8,262      (2,294)
                                               --------  -------    --------
Net (decrease) increase in cash & cash
 equivalents..................................      (35)   2,353       2,318
Cash and cash equivalents at beginning of
 year.........................................    3,447       --       3,447
                                               --------  -------    --------
Cash and cash equivalents
 at end of year............................... $  3,412  $ 2,353    $  5,765
                                               ========  =======    ========

12. INCOME TAXES

  Income tax (benefit) expense is summarized as follows (amounts in thousands):

                                                         YEAR ENDED DECEMBER
                                                                 31,
                                                        -----------------------
                                                         1997*    1996*  1995*
                                                        -------  ------- ------
      Current
        Federal........................................ $   135  $ 1,200 $   16
        State..........................................     421      300     --
                                                        -------  ------- ------
                                                            556    1,500     16
                                                        -------  ------- ------
      Deferred
        Federal........................................  (7,449)  17,465  1,986
        State..........................................  (1,800)   5,000    580
                                                        -------  ------- ------
                                                         (9,249)  22,465  2,566
                                                        -------  ------- ------
          Total income tax (benefit) expense........... $(8,693) $23,965 $2,582
                                                        =======  ======= ======

  A deferred tax benefit related to the exercise of employee stock options of approximately $5.3 million, $4.7 million and $.7 million was allocated directly to additional paid-in capital in 1997, 1996 and 1995, respectively. A current tax benefit of $2.0 million was allocated to the extraordinary loss in 1997.

--------
* Restated

                             NUEVO ENERGY COMPANY

  Total income tax (benefit) expense differs from the amount computed by applying the Federal income tax rate to (loss) income before income taxes, minority interest and extraordinary item. The reasons for these differences are as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                            --------------------
                                                            1997*   1996*  1995*
                                                            -----   -----  -----
Statutory Federal income tax rate                           (35.0)% 35.0%  35.0%
Increase in tax rate resulting from:
  State income taxes, net of Federal benefit...............  (4.0)   5.9    2.6
  Non-realization of tax benefits related to provision for
   impairment on assets held for sale......................   3.6     --     --
  Nondeductible travel and entertainment and other.........  (3.4)    .4    0.8
                                                            -----   ----   ----
                                                            (38.8)% 41.3%  38.4%
                                                            =====   ====   ====

  The tax effects of temporary differences that result in significant portions of the deferred income tax assets and liabilities and a description of the financial statement items creating these differences are as follows (amounts in thousands):

                                                             AS OF DECEMBER
                                                                   31,
                                                            ------------------
                                                             1997*     1996*
                                                            --------  --------
Net operating loss carryforwards........................... $ 10,267  $  6,372
Alternative minimum tax credit carryforwards...............    1,337     1,437
Capital loss carryforwards.................................      700        --
                                                            --------  --------
  Total deferred income tax assets.........................   12,304     7,809
Less: valuation allowance..................................     (700)       --
                                                            --------  --------
Net deferred income tax assets.............................   11,604     7,809
                                                            --------  --------
Property and equipment.....................................  (12,694)  (21,014)
State income taxes.........................................   (3,896)   (6,265)
                                                            --------  --------
  Total deferred income tax liabilities....................  (16,590)  (27,279)
                                                            --------  --------
Net deferred income tax liability.......................... $ (4,986) $(19,470)
                                                            ========  ========

  At December 31, 1997, the Company had a net operating loss carryforward for regular tax of approximately $29.3 million, which will expire in future years beginning in 2005 through 2011. The alternative minimum tax credit carryforward of $1.3 million does not expire and may be applied to reduce regular income tax to an amount not less than the alternative minimum tax payable in any one year. Management believes that it is more likely than not that the deferred income tax assets (excluding the capital loss carryforward), comprised primarily of the net operating loss carryforward, will be realized in future years through the reversal of taxable temporary differences and the annual election to capitalize intangible drilling costs during the carryforward period.

* Restated

                             NUEVO ENERGY COMPANY

13. INDUSTRY SEGMENT INFORMATION

  The Company's operations are concentrated primarily in two segments:

  --Exploration and production of oil and natural gas

  --Gas plant, pipelines and other facilities

                                                       AS OF AND FOR THE YEAR
                                                         ENDED DECEMBER 31,
                                                     ---------------------------
                                                      1997*     1996*    1995*
                                                     --------  -------- --------
                                                       (AMOUNTS IN THOUSANDS)
Sales to unaffiliated customers:
  Oil and gas--domestic............................. $312,408  $259,191 $ 85,083
  Oil and gas--foreign..............................   22,794    20,668   17,372
  Gas plant, pipelines and other facilities.........   17,369    41,576   34,405
                                                     --------  -------- --------
    Total sales.....................................  352,571   321,435  136,860
      Other revenues................................    4,707     7,622    1,106
                                                     --------  -------- --------
    Total revenues.................................. $357,278  $329,057 $137,966
                                                     ========  ======== ========
Operating (loss) profit before income taxes:
  Oil and gas--domestic............................. $ 65,207  $109,708 $ 21,362
  Oil and gas--foreign..............................    6,172     7,247    7,558
  Gas plant, pipelines and other facilities(2)......  (22,571)    2,619    3,585
                                                     --------  -------- --------
                                                       48,808   119,574   32,505
  Unallocated corporate expenses....................   32,170    25,157   10,402
  Interest expense..................................   27,357    36,009   15,389
  Dividends on TECONS...............................    6,613       165       --
                                                     --------  -------- --------
  Operating (loss) profit before income taxes....... $(17,332) $ 58,243 $  6,714
                                                     ========  ======== ========
Identifiable assets:
  Oil and gas--domestic (1)......................... $671,603  $682,995 $166,382
  Oil and gas--foreign..............................   40,139    33,147   12,496
  Gas plant, pipelines and other facilities.........   17,387    66,329   61,446
                                                     --------  -------- --------
                                                      729,129   782,471  240,324
  Corporate assets and investments..................   75,157    35,172   18,745
                                                     --------  -------- --------
    Total........................................... $804,286  $817,643 $259,069
                                                     ========  ======== ========
Capital expenditures:
  Oil and gas--domestic (1)......................... $181,784  $562,739 $ 34,368
  Oil and gas--foreign..............................   14,111    19,607    7,077
  Gas plant, pipelines and other facilities.........    1,747     2,717    1,022
                                                     --------  -------- --------
                                                     $197,642  $585,063 $ 42,467
                                                     ========  ======== ========
Depreciation, depletion and amortization
  Oil and gas--domestic............................. $ 95,263  $ 68,806 $ 41,140
  Oil and gas--foreign..............................    3,385     2,473      520
  Gas plant, pipelines and other facilities.........    2,830     3,812    3,411
                                                     --------  -------- --------
                                                     $101,478  $ 75,091 $ 45,071
                                                     ========  ======== ========

--------
*Restated
--------
(1) Identifiable assets and capital expenditures for 1996 include $15.0 million in costs associated with gas plant facilities in California, which process immaterial amounts of third party gas, and whose revenues from the sale of these liquids are included in oil and gas revenues.

                             NUEVO ENERGY COMPANY

(2) Gas plant, pipelines and other facilities operations for 1997 include a charge for $23.9 million to record an impairment on assets held for sale and a $2.3 million gain on sale. See Note 4.

  In 1997 and 1996, the Company had one customer that accounted for 62% and 52% of revenues, respectively. In 1995, the Company had two customers that accounted for 31% of total revenues.

14. CONTINGENCIES

  The Company has been named as a defendant in the lawsuit Gloria Garcia Lopez and Husband, Hector S. Lopez, Individually, and as successors to Galo Land & Cattle Company v. Mobil Producing Texas & New Mexico, et al. currently pending in the 79th Judicial District Court of Brooks County, Texas. The plaintiffs allege: (i) underpayment of royalties and claim damages, on a gross basis against all working interest owners, of $27.7 million plus $26.2 million in interest for the period from 1985 to date; (ii) that their production was improperly commingled with gas produced from an adjoining lease, resulting in damages, including interest of $40.8 million (gross); and (iii) numerous other claims that may result in unspecified damages. Nuevo's working interest in these properties is 20%. The Company, along with the other defendants in this case, denies these allegations and is vigorously contesting these claims. Management does not believe that the outcome of this matter will have a material adverse impact on the Company's operating results, financial condition or liquidity.

  The Company has been named as a defendant in certain other lawsuits incidental to its business. Management does not believe that the outcome of such litigation will have a material adverse impact on the Company's operating results or financial condition. However, these actions and claims in the aggregate seek substantial damages against the Company and are subject to the inherent uncertainties in any litigation. The Company is defending itself vigorously in all such matters.

  On September 28, 1997, there was a spill of crude oil into the Santa Barbara Channel from a pipeline that connects the Company's Point Pedernales field with shore-based processing facilities. The volume of the spill was estimated to be 163 barrels of oil. Torch, which operates the platform and pipeline for the Company, responded immediately by shutting down the pipeline and notified the National Response Center and all appropriate federal, state, and local authorities, as well as petroleum industry environmental response consortia. Cost of the clean up is expected to be covered by general liability insurance held by the Company, less the related deductible of $40,000 net to the Company. Total cost of the repair of the pipeline is currently estimated to be approximately $3.0 million ($2.4 million net to the Company), and is expected to be covered by insurance less the Company's deductible of $80,000. At the time of the spill, the Point Pedernales field was producing 7,300 barrels per day, net to the Company's interest. Production from the field was halted until the pipeline was repaired and the Company received all required permits from regulatory bodies. Repairs were completed by the end of 1997, and production recommenced on December 12, 1997. Additionally, the Company has exposure to certain costs that may not be recoverable by insurance, including fines, penalties, and damages. Such costs are not quantifiable at this time, but are not expected to be material to the Company's operating results, financial condition or liquidity.

  The Company's international investments involve risks typically associated with investments in emerging markets such as an uncertain political, economic, legal and tax environment and expropriation and nationalization of assets. In addition, if a dispute arises in its foreign operations, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the United States. The Company attempts to conduct its business and financial affairs so as to protect against political and economic risks applicable to operations in the various countries where it operates, but there can be no assurance that the Company will be successful in so protecting itself. A portion of the Company's investment in the Congo is insured through political risk insurance provided by OPIC. The Company is currently investigating its options for political risk insurance in Ghana.

                             NUEVO ENERGY COMPANY

  In connection with their respective acquisitions of two subsidiaries (each a "Congo subsidiary") owning interests in the Yombo field offshore West Africa, the Company and a wholly-owned subsidiary of CMS NOMECO Oil & Gas Co. ("CMS") agreed with the seller of the subsidiaries not to claim certain tax losses ("dual consolidated losses") incurred by such subsidiaries prior to the acquisitions. Pursuant to the agreement, the Company and CMS may be liable to the seller for the recapture of dual consolidated losses utilized by the seller in years prior to the acquisitions if certain triggering events occur, including (i) a disposition by either the Company or CMS of its respective Congo subsidiary, (ii) either Congo subsidiary's sale of its interest in the Yombo field, (iii) the acquisition of the Company or CMS by another consolidated group or (iv) the failure of the Company or CMS's Congo subsidiary to continue as a member of its respective consolidated group. A triggering event will not occur, however, if a subsequent purchaser enters into certain agreements specified in the consolidated return regulations intended to ensure that such dual consolidated losses will not be claimed. The Company and CMS have agreed among themselves that the party responsible for the triggering event shall indemnify the other for any liability to the seller as a result of such triggering event. The Company's potential direct liability could be as much as $50.0 million if a triggering event with respect to the Company occurs, and the Company believes that CMS's liability (for which the Company would be jointly liable with an indemnification right against CMS) could be as much as $67.0 million. The Company does not expect a triggering event to occur with respect to it or CMS and does not believe the agreement will have a material adverse effect upon the Company.

  During the third quarter of 1997, a civil war erupted in the Congo resulting in a new government being put in place. The operator of the properties temporarily moved its field offices to Gabon, but is currently in the process of re-establishing its offices in the Congo. The Company's Congo production is approximately 30 miles offshore and flows into a floating production, storage and off-loading vessel for direct shipment to western markets. The Company experienced no production interruption as a result of the conflict.

15. FINANCIAL INSTRUMENTS

  The Company periodically uses derivative financial instruments to manage oil and natural gas price risk. For 1998, the Company is a party to several commodity price and basis swap agreements, hedging an aggregate of 16.0 Bcf of gas, at prices ranging from $2.13 to $2.41 per MMBtu. These energy swap agreements expose the Company to counterparty credit risk to the extent the counterparty is unable to meet its monthly settlement commitment to the Company.

                             NUEVO ENERGY COMPANY

 Determination of Fair Values of Financial Instruments

  Fair value for cash, short-term investments, receivables and payables approximates carrying value. The following table details the carrying values and approximate fair values of the Company's other investments, derivative financial instruments and long-term debt at December 31, 1997 and 1996.

                                        DECEMBER 31, 1997    DECEMBER 31, 1996
                                       -------------------- --------------------
                                       CARRYING APPROXIMATE CARRYING APPROXIMATE
                                        VALUE   FAIR VALUE   VALUE   FAIR VALUE
                                       -------- ----------- -------- -----------
                                                (AMOUNTS IN THOUSANDS)
Other investments..................... $   434    $   553   $ 1,673    $ 2,558
Derivative Assets:
  Futures contracts...................      --         --     1,000        599
  Natural gas commodity price swaps...      --        506        --         --
Long-term debt (See Note 10).......... 305,940    316,228   287,038    300,526
TECONS................................ 115,000    112,700   115,000    123,349

16. SUPPLEMENTAL INFORMATION--(UNAUDITED)

 Oil and Gas Producing Activities:

  Included herein is information with respect to oil and gas acquisition, exploration, development and production activities, which is based on estimates of year-end oil and gas reserve quantities and estimates of future development costs and production schedules. Reserve quantities and future production as of December 31, 1997 are based primarily on reserve reports prepared by the independent petroleum engineering firm of Ryder Scott Company. Reserve quantities and future production for previous years are based primarily upon reserve reports prepared by the independent petroleum engineering firms of Miller and Lents, Ltd., S.A. Holditch and Associates, Inc., Ryder Scott Company, D.O.R. Engineering Inc., and Poco Oil Company. These estimates are inherently imprecise and subject to substantial revision.

  Estimates of future net cash flows from proved reserves of gas, oil, condensate and natural gas liquids ("NGL") were made in accordance with SFAS No. 69, "Disclosures about Oil and Gas Producing Activities." The estimates are based on realized prices at year-end, of $13.44 per BBL of oil and $2.21 per MCF of gas. Estimated future cash inflows are reduced by estimated future development and production costs based on year-end cost levels, assuming continuation of existing economic conditions, and by estimated future income tax expense. Tax expense is calculated by applying the existing statutory tax rates, including any known future changes, to the pre-tax net cash flows, less depreciation of the tax basis of the properties and depletion allowances applicable to the gas, oil, condensate and NGL production. Because the disclosure requirements are standardized, significant changes can occur in these estimates based upon oil and gas prices currently in effect. The results of these disclosures should not be construed to represent the fair market value of the Company's oil and gas properties. A market value determination would include many additional factors including: (i) anticipated future increases or decreases in oil and gas prices and production and development costs; (ii) an allowance for return on investment; (iii) the value of additional reserves, not considered proved at the present, which may be recovered as a result of further exploration and development activities; and
(iv) other business risks.

                             NUEVO ENERGY COMPANY

 Costs incurred (amounts in thousands)--

  The following table sets forth the costs incurred in property acquisition and development activities:

                                                        YEAR ENDED DECEMBER 31,
                                                       -------------------------
                                                        1997*    1996*    1995*
                                                       -------- -------- -------
DOMESTIC
Property acquisition:
  Proved properties(2)................................ $ 10,206 $452,603 $    --
  Unproved properties.................................       --   40,000      --
Exploration...........................................   18,474    7,289   8,387
Development(1)........................................  153,104   62,847  25,981
                                                       -------- -------- -------
                                                       $181,784 $562,739 $34,368
                                                       ======== ======== =======
FOREIGN
Property acquisition:
Proved properties..................................... $     -- $     -- $   639
Exploration...........................................   10,887    8,844      --
Development...........................................    3,224   10,763   6,438
                                                       -------- -------- -------
                                                       $ 14,111 $ 19,607 $ 7,077
                                                       ======== ======== =======
TOTAL
Property acquisition:
  Proved properties................................... $ 10,206 $452,603 $   639
  Unproved properties.................................       --   40,000      --
Exploration...........................................   29,361   16,133   8,387
Development...........................................  156,328   73,610  32,419
                                                       -------- -------- -------
                                                       $195,895 $582,346 $41,445
                                                       ======== ======== =======

--------
(1) Includes capitalized interest directly related to development activities of $2.4 million in 1997.
(2) The acquisition of domestic proved properties for 1996 includes $15.0 million in costs associated with gas plant facilities in California.
 * Restated

                              NUEVO ENERGY COMPANY

 Capitalized costs (amounts in thousands)--

  The following table sets forth the capitalized costs relating to oil and gas activities and the associated accumulated depreciation, depletion and amortization:

                                                  YEAR ENDED DECEMBER 31,
                                               -------------------------------
                                                 1997*      1996*      1995*
                                               ---------  ---------  ---------
DOMESTIC
Proved properties............................. $ 903,096  $ 739,260  $ 324,691
Unproved properties...........................    41,661     44,661     12,414
                                               ---------  ---------  ---------
  Total capitalized costs.....................   944,757    783,921    337,105
  Accumulated depreciation, depletion and
   amortization...............................  (315,038)  (198,024)  (184,039)
                                               ---------  ---------  ---------
    Net capitalized costs..................... $ 629,719  $ 585,897  $ 153,066
                                               =========  =========  =========
FOREIGN
Proved properties............................. $  39,516  $  26,677  $   7,177
                                               ---------  ---------  ---------
  Total capitalized costs.....................    39,516     26,677      7,177
  Accumulated depreciation, depletion and
   amortization...............................    (6,378)    (2,993)      (520)
                                               ---------  ---------  ---------
    Net capitalized costs..................... $  33,138  $  23,684  $   6,657
                                               =========  =========  =========
TOTAL
Proved properties............................. $ 942,612  $ 765,937  $ 331,868
Unproved properties...........................    41,661     44,661     12,414
                                               ---------  ---------  ---------
  Total capitalized costs.....................   984,273    810,598    344,282
  Accumulated depreciation, depletion and
   amortization...............................  (321,416)  (201,017)  (184,559)
                                               ---------  ---------  ---------
    Net capitalized costs..................... $ 662,857  $ 609,581  $ 159,723
                                               =========  =========  =========

--------
* Restated

                              NUEVO ENERGY COMPANY

 Results of operations for producing activities (amounts in thousands)--

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                   1997*     1996*     1995*
                                                  --------  --------  --------
DOMESTIC
Revenues from oil and gas producing activities... $312,408  $259,191  $ 85,083
Production costs................................. (111,210)  (82,119)  (19,569)
Exploration costs................................   (9,813)   (4,566)   (2,356)
Depreciation, depletion and amortization.........  (95,263)  (68,806)  (41,140)
Provision for impairment of oil and gas proper-
 ties............................................  (30,000)       --        --
Income tax provision.............................  (26,449)  (42,828)   (8,455)
                                                  --------  --------  --------
Results of operations from producing activities
 (excluding corporate overhead and interest
 costs).......................................... $ 39,673  $ 60,872  $ 13,563
                                                  ========  ========  ========
FOREIGN
Revenues from oil and gas producing activities... $ 22,794  $ 20,668  $ 17,372
Production costs.................................  (11,968)  (10,943)   (9,304)
Exploration costs................................   (1,269)       (5)       (1)
Depreciation, depletion and amortization.........   (3,385)   (2,473)     (520)
Income tax provision.............................   (2,469)   (2,993)   (2,898)
                                                  --------  --------  --------
Results of operations from producing activities
 (excluding corporate overhead and interest
 costs).......................................... $  3,703  $  4,254  $  4,649
                                                  ========  ========  ========
TOTAL
Revenues from oil and gas producing activities    $335,202  $279,859  $102,455
Production costs................................. (123,178)  (93,062)  (28,873)
Exploration costs................................  (11,082)   (4,571)   (2,357)
Depreciation, depletion and amortization.........  (98,648)  (71,279)  (41,660)
Provision for impairment of oil and gas proper-
 ties............................................  (30,000)       --        --
Income tax provision.............................  (28,918)  (45,821)  (11,353)
                                                  --------  --------  --------
Results of operations from producing activities
 (excluding corporate overhead and interest
 costs).......................................... $ 43,376  $ 65,126  $ 18,212
                                                  ========  ========  ========

--------
* Restated

 Per unit sales prices and costs:

                                                           YEAR ENDED DECEMBER
                                                                   31,
                                                           --------------------
                                                            1997   1996   1995
                                                           ------ ------ ------
DOMESTIC
Average sales price:
  Oil (per barrel)........................................ $14.88 $15.99 $14.66
  Gas (per MCF)........................................... $ 2.06 $ 2.08 $ 1.55
Average production cost per equivalent barrel............. $ 5.10 $ 4.63 $ 2.61
FOREIGN
Average sales price:
Oil (per barrel).......................................... $14.66 $14.56 $13.66
Average production cost per equivalent barrel............. $ 7.70 $ 7.71 $ 7.31
TOTAL
Average sales price:
  Oil (per barrel)........................................ $14.86 $15.84 $14.34
  Gas (per MCF)........................................... $ 2.06   2.08 $ 1.55
Average production cost per equivalent barrel............. $ 5.28 $ 4.86 $ 3.29

                              NUEVO ENERGY COMPANY

  The Company's estimated total proved and proved developed reserves of oil and gas are as follows:

                                      YEAR ENDED DECEMBER 31,
                           ---------------------------------------------------
       DESCRIPTION              1997              1996              1995
       -----------         ----------------  ----------------  ---------------
                            OIL*      GAS     OIL*      GAS     OIL*     GAS
                           (MBBL)   (MMCF)   (MBBL)   (MMCF)   (MBBL)  (MMCF)
                           -------  -------  -------  -------  ------  -------
DOMESTIC
Proved reserves at
 beginning of year........ 165,839  394,630    9,700  301,311  10,852  261,115
Revisions of previous
 estimates................  10,177   (5,105)   5,581   (1,388)   (472)  18,419
Extensions and
 discoveries..............  39,911   35,682    3,615   18,291   2,456   58,463
Production................ (15,854) (35,625) (11,924) (34,775) (2,675) (28,913)
Sales of reserves in-
 place....................     (15)    (675)  (2,506) (30,588)   (461)  (7,773)
Purchase of reserves in-
 place....................   2,713    1,784  161,373  141,779      --       --
                           -------  -------  -------  -------  ------  -------
Proved reserves at end of
 year..................... 202,771  390,691  165,839  394,630   9,700  301,311
                           =======  =======  =======  =======  ======  =======
Proved developed
 reserves--
  Beginning of year....... 122,088  236,013    8,289  142,012   8,692  164,183
                           =======  =======  =======  =======  ======  =======
  End of year ............ 143,486  266,179  122,088  236,013   8,289  142,012
                           =======  =======  =======  =======  ======  =======
FOREIGN
Proved reserves at
 beginning of year........  20,214       --   20,826       --      --       --
Revisions of previous
 estimates................  (1,313)      --     (107)      --   4,096       --
Extensions and
 discoveries..............   7,147       --      915       --      --       --
Production................  (1,555)      --   (1,420)      --  (1,272)      --
Sales of reserves in-
 place....................      --       --       --       --      --       --
Purchase of reserves in-
 place....................      --       --       --       --  18,002       --
                           -------  -------  -------  -------  ------  -------
Proved reserves at end of
 year.....................  24,493       --   20,214       --  20,826       --
                           =======  =======  =======  =======  ======  =======
Proved developed
 reserves--
  Beginning of year.......  16,727       --   14,787       --      --       --
                           =======  =======  =======  =======  ======  =======
  End of year ............   9,526       --   16,727       --  14,787       --
                           =======  =======  =======  =======  ======  =======
TOTAL
Proved reserves at
 beginning of year........ 186,053  394,630   30,526  301,311  10,852  261,115
Revisions of previous
 estimates................   8,864   (5,105)   5,474   (1,388)  3,624   18,419
Extensions and
 discoveries..............  47,058   35,682    4,530   18,291   2,456   58,463
Production................ (17,409) (35,625) (13,344) (34,775) (3,947) (28,913)
Sales of reserves in-
 place....................     (15)    (675)  (2,506) (30,588)   (461)  (7,773)
Purchase of reserves in-
 place....................   2,713    1,784  161,373  141,779  18,002       --
                           -------  -------  -------  -------  ------  -------
Proved reserves at end of
 year..................... 227,264  390,691  186,053  394,630  30,526  301,311
                           =======  =======  =======  =======  ======  =======
Proved developed
 reserves--
  Beginning of year....... 138,815  236,013   23,076  142,012   8,692  164,183
                           =======  =======  =======  =======  ======  =======
  End of year ............ 153,012  266,179  138,815  236,013  23,076  142,012
                           =======  =======  =======  =======  ======  =======

--------
(*)  Includes estimated NGL reserves.

                              NUEVO ENERGY COMPANY

 Discounted future net cash flows (amounts in thousands)--

  The standardized measure of discounted future net cash flows and changes therein are shown below:

                                                YEAR ENDED DECEMBER 31,
                                           ------------------------------------
                                              1997         1996         1995
                                           -----------  -----------  ----------
DOMESTIC
Future cash inflows......................  $ 3,566,450  $ 4,476,523  $  850,521
Future production costs..................   (1,643,774)  (1,739,219)   (311,452)
Future development costs(1)..............     (329,997)    (309,365)    (81,102)
                                           -----------  -----------  ----------
Future net inflows before income tax.....    1,592,679    2,427,939     457,967
Future income taxes......................     (427,618)    (736,788)    (96,829)
                                           -----------  -----------  ----------
Future net cash flows....................    1,165,061    1,691,151     361,138
10% discount factor......................     (454,023)    (702,996)   (124,218)
                                           -----------  -----------  ----------
Standardized measure of discounted future
 net cash flows..........................  $   711,038  $   988,155  $  236,920
                                           ===========  ===========  ==========
FOREIGN
Future cash inflows......................  $   360,959  $   414,383  $  364,444
Future production costs..................     (171,331)    (248,222)   (192,934)
Future development costs.................      (59,985)      (2,625)     (6,278)
                                           -----------  -----------  ----------
Future net inflows before income tax.....      129,643      163,536     165,232
Future income taxes......................      (39,243)     (55,083)    (57,869)
                                           -----------  -----------  ----------
Future net cash flows....................       90,400      108,453     107,363
10% discount factor......................      (36,653)     (33,659)    (33,197)
                                           -----------  -----------  ----------
Standardized measure of discounted future
 net cash flows..........................  $    53,747  $    74,794  $   74,166
                                           ===========  ===========  ==========
TOTAL
Future cash inflows......................  $ 3,927,409  $ 4,890,906  $1,214,965
Future production costs..................   (1,815,105)  (1,987,441)   (504,386)
Future development costs.................     (389,982)    (311,990)    (87,380)
                                           -----------  -----------  ----------
Future net inflows before income tax.....    1,722,322    2,591,475     623,199
Future income taxes......................     (466,861)    (791,871)   (154,698)
                                           -----------  -----------  ----------
Future net cash flows....................    1,255,461    1,799,604     468,501
10% discount factor......................     (490,676)    (736,655)   (157,415)
                                           -----------  -----------  ----------
Standardized measure of discounted future
 net cash flows..........................  $   764,785  $ 1,062,949  $  311,086
                                           ===========  ===========  ==========

--------
(1)  Includes $10.7 million of environmental and site-remediation liabilities.

                             NUEVO ENERGY COMPANY

  The following are the principal sources of change in the standardized measure of discounted future net cash flows:

                                                  YEAR ENDED DECEMBER 31,
                                                ------------------------------
                                                  1997       1996       1995
                                                ---------  ---------  --------
DOMESTIC
Standardized measure--beginning of year ....... $ 988,155  $ 236,920  $183,205
Sales, net of production costs.................  (201,198)  (177,072)  (65,514)
Purchases of reserves in-place.................    18,293    605,210        --
Net change in prices and production costs......  (581,640)   505,108    58,184
Extensions, discoveries and improved recovery,
 net of future production and development
 costs.........................................   180,146     38,572    51,265
Net changes in estimated future development
 costs.........................................    87,606     10,151    14,906
Revisions of quantity estimates................    33,358     79,185    14,030
Accretion of discount..........................   125,138     26,207    18,321
Net change in income taxes.....................   141,452   (238,071)  (25,151)
Sales of reserves in-place.....................    (1,598)   (41,969)   (4,691)
Changes in production rates and other..........   (78,674)   (56,086)   (7,635)
                                                ---------  ---------  --------
Standardized measure--end of year.............. $ 711,038  $ 988,155  $236,920
                                                =========  =========  ========
FOREIGN
Standardized measure--beginning of year........ $  74,794  $  74,166  $     --
Sales, net of production costs.................   (10,826)    (9,725)   (8,068)
Purchases of reserves in-place.................        --         --    64,524
Net change in prices and production costs......   (22,193)    (1,557)   35,476
Extensions, discoveries and improved recovery,
 net of future production and development
 costs.........................................     5,486      4,930        --
Net changes in estimated future development
 costs.........................................    (6,212)     3,892     2,253
Revisions of quantity estimates................    (5,609)      (598)   24,483
Accretion of discount..........................    10,720     11,288        --
Net change in income taxes.....................    17,857      6,304   (38,713)
Changes in production rates and other..........   (10,270)   (13,906)   (5,789)
                                                ---------  ---------  --------
Standardized measure--end of year.............. $  53,747  $  74,794  $ 74,166
                                                =========  =========  ========

                             NUEVO ENERGY COMPANY

                                                 YEAR ENDED DECEMBER 31,
                                              --------------------------------
                                                 1997        1996       1995
                                              ----------  ----------  --------
TOTAL
Standardized measure--beginning of year...... $1,062,949  $  311,086  $183,205
Sales, net of production costs...............   (212,024)   (186,797)  (73,582)
Purchases of reserves in-place...............     18,293     605,210    64,524
Net change in prices and production costs....   (603,833)    503,551    93,660
Extensions, discoveries and improved
 recovery, net of future production and
 development costs...........................    185,632      43,502    51,265
Net changes in estimated future development
 costs.......................................     81,394      14,043    17,159
Revisions of quantity estimates..............     27,749      78,587    38,513
Accretion of discount........................    135,858      37,495    18,321
Net change in income taxes...................    159,309    (231,767)  (63,864)
Sales of reserves in-place...................     (1,598)    (41,969)   (4,691)
Changes in production rates and other........    (88,944)    (69,992)  (13,424)
                                              ----------  ----------  --------
Standardized measure--end of year............ $  764,785  $1,062,949  $311,086
                                              ==========  ==========  ========

  Selected quarterly financial data (amounts in thousands, except per share data)(unaudited):

                                               QUARTER ENDED (4)(5)
                                    -------------------------------------------
                                              JUNE
                                     MARCH     30,   SEPTEMBER 30, DECEMBER 31,
                                    31, 1997  1997       1997          1997
                                    -------- ------- ------------- ------------
Revenues........................... $102,410 $85,976    $82,120      $ 86,772
Operating earnings (loss)(2)....... $ 39,872 $26,204    $17,410      $(34,688)
Net income (loss)(2)(3)............ $ 14,609 $ 2,964    $   352      $(31,625)
Earnings (loss) per Common Share--
 Basic(1).......................... $    .73 $   .15    $   .02      $  (1.60)
Earnings (loss) per Common Share--
 Diluted(1)........................ $    .70 $   .15    $   .02      $  (1.60)

                                                QUARTER ENDED(4)(5)
                                    --------------------------------------------
                                               JUNE
                                    MARCH 31,   30,   SEPTEMBER 30, DECEMBER 31,
                                      1996     1996       1996          1996
                                    --------- ------- ------------- ------------
Revenues..........................   $33,866  $94,740    $90,285      $110,166
Operating earnings................   $11,441  $32,196    $28,474      $ 46,315
Net income........................   $ 2,707  $ 7,988    $ 7,106      $ 16,477
Earnings available to Common
 Stockholders.....................   $ 2,442  $ 7,724    $ 6,869      $ 16,304
Earnings per Common Share--Ba-
 sic(1)...........................   $   .21  $   .44    $   .37      $    .85
Earnings per Common Share--Diluted
 (1)..............................   $   .21  $   .41    $   .35      $    .79

--------
(1) Retroactively restated to reflect the adoption of SFAS No. 128 (see Note
    2).
(2) Includes fourth quarter charges for $23.9 million to record an impairment on assets held for sale and $30.0 million to record an impairment on oil and gas properties and a second quarter gain on sale of $3.0 million that was adjusted downward by $752,000 in the third quarter (see Note 4).
(3) Includes an extraordinary loss on early extinguishment of debt of $3.0 million, net of income tax benefit, in the second quarter.
(4) Certain reclassifications of prior period amounts have been made to conform with current reporting practices.
(5) Restated

ITEM 6. RESIGNATION OF REGISTRANT'S DIRECTORS

  Not applicable

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

  (a) Financial Statements

  Not applicable

  (c) Exhibits

  EX-23 Independent Auditors' Consent

  EX-27.1--EX-27.4 Restated Financial Data Schedules (1997)

  EX-27.5--EX-27.8 Restated Financial Data Schedules (1996)


ITEM 8. CHANGE IN FISCAL YEAR

  Not applicable

ITEM 9. SALES OF EQUITY SECURITIES PURSUANT TO REGULATION S

  Not applicable

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934,the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          NUEVO ENERGY COMPANY

May 20, 1998                                       /s/ Robert M. King
                                          By:__________________________________
                                          Robert M. King
                                          Senior Vice President & Chief
                                           Financial Officer